Exhibit 99.1

AMERISAFE ANNOUNCES 2011 THIRD QUARTER RESULTS

Board Extends Share Repurchase Program

DeRidder, LA – November 1, 2011—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2011.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands, except per share data)
Net premiums earned	$64,454	$54,412	18.5%	$184,804	$162,452	13.8%
Net investment income	6,495	6,569	(1.1)%	19,638	19,784	(0.7)%
Net realized gains (losses) on investments (pre-tax)	512	(561)	191.3%	760	2,284	(66.7)%
Net income	6,692	4,358	53.6%	17,888	26,059	(31.4)%
Diluted earnings per share	$0.36	$0.23	56.5%	$0.95	$1.36	(30.2)%
Book value per share	$18.74	$17.26	8.6%	$18.74	$17.26	8.6%
Net combined ratio	98.0%	101.7%		99.6%	93.4%
Return on average equity	7.9%	5.5%		7.2%	11.2%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “The third quarter exhibited encouraging signs in terms of demand, the competitive landscape and loss parameters. We remain cautiously optimistic concerning the direction of the workers’ compensation marketplace. Further, we are confident that AMERISAFE is poised to take advantage of opportunities that may arise.”

Insurance Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)
Gross premiums written	$65,698	$52,197	25.9%	$209,973	$176,281	19.1%
Net premiums earned	64,454	54,412	18.5%	184,804	162,452	13.8%
Loss and loss adjustment expenses incurred	49,327	46,660	5.7%	140,079	117,998	18.7%
Underwriting and certain other operating costs, commissions and salaries and benefits	13,568	8,357	62.4%	43,069	33,201	29.7%
Policyholder dividends	271	252	7.5%	990	726	36.4%
Underwriting profit (loss) (pre-tax)	1,288	(857)	250.3%	666	10,527	(93.7)%

Insurance Ratios:
Current accident year loss ratio	78.2%	95.5%		78.2%	81.2%
Prior accident year loss ratio	(1.7)%	(9.7)%		(2.4)%	(8.6)%

Net loss ratio	76.5%	85.8%		75.8%	72.6%
Net underwriting expense ratio	21.1%	15.4%		23.3%	20.4%
Net dividend ratio	0.4%	0.5%		0.5%	0.4%

Net combined ratio	98.0%	101.7%		99.6%	93.4%

•

Gross premiums written increased in both the three and nine month periods. Payroll audits and related premium adjustments for policies written in previous periods increased premiums by $2.5 million in the third quarter and $2.1 million in the nine months ended September 30, 2011. In 2010, these premium adjustments reduced premiums by $6.6 million in the third quarter and $24.7 million for the nine months ended September 30. Additionally, voluntary premiums written increased 7.8% in the quarter and 3.8% in the nine months ended September 30, 2011 compared to the same periods in 2010.

•

In the third quarter of 2011, the Company’s current accident year loss ratio for 2011 remained at 78.2%. Also during the quarter, the Company experienced favorable development for prior accident years which reduced loss and loss adjustment expenses by $1.1 million. Accident years 2005 and 2007 were the primary contributors to the favorable development while accident year 2010 experienced unfavorable development.

•	The underwriting expense ratio for both the three and nine months ended September 30, 2011 were higher compared to the prior year periods. For the nine months ended

September 30, 2011, our experience rated commission offset the expense ratio by 2.1 percentage points compared to 4.4 percentage points for the same period in 2010.

In the third quarter of 2011, assessment expense was favorably impacted by a $2.7 million change in estimated premium-based assessments. Our assessment expense for the nine months ended September 30, 2011 was 2.6 percentage points higher than the same period in 2010. In 2010, we experienced large rate reductions in certain loss-based assessments.

Both of these increases in the underwriting ratio were offset by lower fixed costs in 2011.

•

The effective tax rate for the nine months ended September 30, 2011 was 13.1% compared to 18.4% for the same period in 2010. The ratio of tax-free investment income to pre-tax income resulted in the decrease in the effective tax rate.

Geoff Banta, President and Chief Operating Officer, noted, “We are pleased that our gross premiums written increased by a robust 26% in the third quarter, along with very strong policy and premium retention. We are not ready to declare the emergence of a sustained market turn, but we are seeing evidence of a firming of the market. On the loss side, we witnessed some slowing of claims frequency in the quarter. We are encouraged by these positive improvements in our third quarter results.”

Investment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	(in thousands)
Net investment income	$6,495	$6,569	(1.1)%	$19,638	$19,784	(0.7)%
Net realized gains (losses) on investments (pre-tax)	512	(561)		760	2,284
Pre-tax investment yield	3.1%	3.3%		3.1%	3.3%
Tax equivalent yield (1)	4.6%	4.6%		4.6%	4.6%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of September 30, 2011, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $836.5 million and the fair value of the portfolio was $870.8 million.

Supplemental Information

The Board has renewed the Company’s previously authorized share repurchase program through December 31, 2012. In addition, the Board authorized a new limit of up to $25 million effective October 1, 2011. During the quarter, the Company repurchased 357,970 shares of its outstanding common stock for $6.8 million at an average price per share of $18.99, including commissions. Since beginning its share repurchase plan, the Company repurchased a total of 1,225,640 shares for $21.8 million at an average per share price of $17.75, including commissions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except share and per share data)
Net income	$6,692	$4,358	$17,888	$26,059
Less: Net realized capital gains (losses)	512	(561)	760	2,284
Tax effect (1)	—	(1)	—	(11)

Operating net income (2)	6,180	4,920	17,128	23,786

Average shareholders’ equity (3)	$337,850	$317,301	$331,855	$310,310
Less: Average other comprehensive income (loss)	1,603	271	1,254	1,569

Adjusted average shareholders’ equity	336,247	317,030	330,601	308,741

Diluted weighted average common shares	18,708,721	18,982,574	18,766,733	19,155,258

Return on average equity (4)	7.9%	5.5%	7.2%	11.2%
Operating return on average equity (2)	7.4%	6.2%	6.9%	10.3%
Diluted earnings per common share	$0.36	$0.23	$0.95	$1.36
Operating earnings per common share (2)	$0.33	$0.26	$0.91	$1.24

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures, and management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.

(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for November 2, 2011, at 10:30 a.m. Eastern Time, to discuss the third quarter results and the outlook for future periods. To participate in the conference call dial 877-225-7695 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 9, 2011. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 15912490#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 33 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended

December 31, 2010. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Revenues:
Gross premiums written	$65,698	$52,197	$209,973	$176,281
Ceded premiums written	(3,517)	(5,334)	(10,487)	(14,576)

Net premiums written	$62,181	$46,863	$199,486	$161,705

Net premiums earned	$64,454	$54,412	$184,804	$162,452
Net investment income	6,495	6,569	19,638	19,784
Net realized gains (losses) on investments	512	(561)	760	2,284
Fee and other income	282	118	551	495

Total revenues	71,743	60,538	205,753	185,015

Expenses:
Loss and loss adjustment expenses incurred	49,327	46,660	140,079	117,998
Underwriting and other operating costs	13,568	8,357	43,069	33,201
Interest expense	277	400	1,036	1,160
Policyholder dividends	271	252	990	726

Total expenses	63,443	55,669	185,174	153,085

Income before taxes	8,300	4,869	20,579	31,930
Income tax expense	1,608	511	2,691	5,871

Net income	$6,692	$4,358	$17,888	$26,059

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)
Basic EPS:
Net income	$6,692	$4,358	$17,888	$26,059

Basic weighted average common shares	18,294,040	18,528,110	18,306,516	18,711,097
Basic earnings per share	$0.37	$0.24	$0.98	$1.39

Diluted EPS:
Net income	$6,692	$4,358	$17,888	$26,059

Diluted weighted average common shares:
Weighted average common shares	18,294,040	18,528,110	18,306,516	18,711,097
Stock options	405,207	448,304	451,613	437,779
Restricted stock	9,474	6,160	8,604	6,382

Diluted weighted average common shares	18,708,721	18,982,574	18,766,733	19,155,258

Diluted earnings per common share	$0.36	$0.23	$0.95	$1.36

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Investments	$767,572	$765,537
Cash and cash equivalents	68,940	60,966
Amounts recoverable from reinsurers	94,447	95,133
Premiums receivable, net	133,083	122,618
Deferred income taxes	29,370	31,512
Deferred policy acquisition costs	19,793	17,400
Deferred charges	3,439	2,936
Other assets	36,553	32,032

	$1,153,197	$1,128,134

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$532,249	$532,204
Unearned premiums	126,175	111,494
Insurance-related assessments	34,182	33,898
Subordinated debt securities	25,780	36,090
Other liabilities	96,325	89,225

Total shareholders’ equity	338,486	325,223

Total liabilities and shareholders’ equity	$1,153,197	$1,128,134

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